Filed Pursuant to Rule 433
Registration Statement No. 333-136681
May 21, 2008
Issuer: International Lease Finance Corporation
Issue of Securities: Medium Term Notes
Principal Amount: $750,000,000
Coupon: 6.625%
Interest Payment Dates: Semi-annually every Nov 15 and May 15, commencing Nov 15, 2008
Maturity: November 15, 2013
Initial Price to Public: $99.597
Underwriters Discount: 0.25%
Proceeds before expenses: $745,102,500
Optional Redemption: N/A
Minimum Denomination: $1,000 and integral multiples of $1,000 Settlement Date: May 27, 2008
CUSIP: 45974VB80
Underwriters: Barclays Capital Inc. (22.5%)
BNP Paribas Securities Corp. (22.5%)
Lehman Brothers Inc. (22.5%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (22.5%) Mitsubishi - UFJ Securities International plc (2.5%)
RBC Capital Markets Corporation (2.5%)
Santander Investment Securities Inc. (2.5%)
Scotia Capital (USA) Inc. (2.5%)
The issuer has filed a registration statement (including a prospectus)with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 ext:
2663, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Lehman Brothers Inc. toll-free at 1-888-603-5847 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.